EXHIBIT 21.1

Saba Software, Inc.

Subsidiaries as of May 31, 2007

Company Name	Jurisdiction of Incorporation

Saba Software Pty. (Australia) Ltd.	Australia

Saba Software (Bermuda) Ltd.	Bermuda

Ultris Inc.	California

Saba Software (Canada) Inc.	Canada

Human Performance Technologies, Inc.	Delaware

Saba Software International, Inc.	Delaware

Saba Software SARL	France

Saba Software GmbH	Germany

Saba Software India Private Limited	India

Saba Software K.K.	Japan

Saba Software (UK) Ltd.	United Kingdom

THINQ Learning Solutions, Inc.	Delaware

Storm Holding Corporation	Delaware

Training Server, Inc.	Maryland

THINQ Learning Solutions, Ltd.	Canada

THINQ Training Server	Australia

THINQ Ltd.	United Kingdom

Graduate Group Ltd.	United Kingdom

Centra Software, LLC (fka Spruce Acquisition, LLC)	Delaware

Centra Software Australia Pty Ltd	Australia

Centra Software Securities Corporation	Massachusetts

Centra RTP, Inc.	Delaware

Centra Software Europe Limited	United Kingdom

Centra Software Southern Europe SAS	France